ELECTROGLAS ANNOUNCES APPOINTMENT OF
DR. STAN YARBRO TO ITS BOARD OF DIRECTORS

SAN JOSE, CALIF. – February 2, 2009 —Electroglas, Inc. (Nasdaq:EGLS),  a leading supplier of wafer probers and software solutions for the semiconductor industry, today announced that Dr. Stan Yarbro has been appointed to the Company’s Board of Directors effective January 28, 2009.  Effective May 31, 2009, C. Scott Gibson will resign as a member of the Company’s Board of Directors.

"We are very pleased to add Dr. Yarbro to the Company’s Board of Directors,” said Tom Rohrs, Chairman and CEO of Electroglas. “His experience in the industry and semiconductor test will be a great addition to our Board.  We also want to thank Mr. Gibson for his dedication and service on our Board and to Electroglas.”

 Dr. Yarbro is currently Executive VP, Worldwide Field Operations, for Varian Semiconductor Equipment Associates.  From 1997 through 2004, he held various positions with KLA-Tencor Corporation, including Group Vice President, Worldwide Field Operations. From 2001 through 2005, Dr. Yarbro was also a member of the Board of Directors of Molecular Imaging, in Tempe, Arizona.

About Electroglas
Electroglas is a leading supplier of innovative wafer probers, test floor management software and services that improve the overall effectiveness of semiconductor manufacturers’ wafer and device testing. Headquartered in San Jose, California, the Company has been a leading equipment supplier to the semiconductor industry for over four decades, and has shipped more than 16,500 systems worldwide. Electroglas’ stock trades on the NASDAQ Capital Market under the symbol “EGLS.” More information about the Company and its products is available at www.electroglas.com.

Contact:
Investor Relations
Electroglas, Inc.
Candi Lattyak
+1 408.528.3801
clattyak@electroglas.com